File No. 70-8953

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                 PRE-EFFECTIVE AMENDMENT NO. 1 TO

                             FORM U-1

                   APPLICATION AND DECLARATION

                            UNDER THE

            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       TUC HOLDING COMPANY
                           Energy Plaza
                        1601 Bryan Street
                       Dallas, Texas  75201

           (Name of companies filing this statement and address of principal executive offices)


                               None

             (Name of top registered holding company
              parent of each applicant or declarant)


     Robert A. Wooldridge, Esq.                   Erle Nye
     Worsham, Forsythe & Wooldridge, L.L.P.  President and Chief
                                               Executive
     Energy Plaza, 30th Floor                Texas Utilities
	                                              Company
     1601 Bryan Street                       Energy Plaza
     Dallas, Texas  75201                    1601 Bryan Street
                                             Dallas, Texas  75201


             (Name and address of agents for service)

          The Commission is requested to mail copies of all orders, notices and communications to:


                      Douglas W. Hawes, Esq.
              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       125 West 55th Street
                  New York, New York  10019-4513



     TUC Company hereby amends its Application/Declaration on

Form U-1 (File No. 70-8953) for the purpose of amending Item 6 as set forth below.  In all other respects, the

Application/Declaration as previously filed will remain the same.



Item 6    EXHIBITS AND FINANCIAL STATEMENTS

     1.   Exhibits

     A-1       Restated Articles of Incorporation of the Company
               (filed as Annex VIII to the Registration Statement on Form S-4 on September 20, 1996 (Registration
               No. 333-12391), and incorporated herein by reference).

     A-2       Bylaws of the Company (filed as Annex IX to the
               Registration Statement on Form S-4 on
               September 20, 1996 (Registration No. 333-12391), and incorporated herein by reference).

     B-1 Amended and Restated Agreement and Plan of Merger (filed as Annex I to the Registration Statement on Form S-4 on September 20, 1996 (Registration No. 333-12391), and incorporated herein by reference).

     C-1       Registration Statement of the Company on Form S-4
               (filed on September 20, 1996 (Registration No.
               333-12391) and incorporated herein by reference).

     C-2       Joint Proxy Statement and Prospectus of TUC and
               ENSERCH (included in Exhibit C-1).

     D-1       Letter of the Railroad Commission of Texas
               (previously filed).

     D-2       Affidavit of Robert M. Spann.

     E-1 Map of service areas of TU Electric, SESCO and ENSERCH. (to be filed by amendment).

     F-1       Opinion of counsel (to be filed by amendment).

     F-2 Past-tense opinion of counsel (to be filed by amendment).

     G-1 Opinion of Barr Devlin & Co. Incorporated (filed as Annex III to the Registration Statement on Form S-4 on September 20, 1996 (Registration No. 333-12391), and incorporated herein by reference).

     G-2       Opinion of Morgan Stanley & Co. Incorporated
               (filed as Annex III to the Registration Statement on Form S-4 on September 20, 1996 (Registration
               No. 333-12391), and incorporated herein by reference).

     H-1 Annual Report of TUC on Form 10-K for the year ended December 31, 1995 (filed on March 5, 1996)
               (File No. 1-3591) and incorporated herein by reference).

     H-2 Annual Report of ENSERCH on Form 10-K for the year ended December 31, 1995 (filed on March 27, 1996)
               (File No. 1-3183) and incorporated herein by reference).

     H-3 TUC Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (filed on May 15, 1996) (File
               No. 1-3591) and incorporated herein by reference).

     H-4 ENSERCH Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (filed on May 14,
               1996) (File No. 1-3183) and incorporated herein by reference).

     H-5 TUC Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (Filed on August 8, 1996)
               (File No. 1-3591) and incorporated herein by reference.

     H-6 ENSERCH Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (Filed on August 12,
               1996) (Filed No. 1-3183) and incorporated herein by reference.


B.   Financial Statements

     FS-1 TUC Holding Company Unaudited Pro Forma Condensed Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996 (see Registration Statement on Form S-4 of TUC (Exhibit C-1 hereto) at p. 82-
               83).

     FS-2 TUC Holding Company Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1996 and the six months ended June 30, 1996. (See Registration Statement on Form S-4 of TUC (Exhibit C-1 hereto) at pp. 84-
               85).

     FS-3      TUC Consolidated Balance Sheet as of December 31,
               1995 (see Annual Report of TUC on Form 10-K for the year ended December 31, 1995 (Exhibit H-1 hereto).

     FS-4 TUC Consolidated Statements of Income for its last three fiscal years (see Annual Report of TUC on Form 10-K for the year ended December 31, 1995
               (Exhibit H-1 hereto).

     FS-7      ENSERCH Consolidated Balance Sheet as of
               December 31, 1995 (see Annual Report of ENSERCH on
               Form 10-K for the year ended December 31, 1995
               (Exhibit H-2 hereto).

     FS-8 ENSERCH Consolidated Statement of Income for its last three fiscal years (see Annual Report of ENSERCH on Form 10-K for the year ended
               December 31, 1995 (Exhibit H-2 hereto).



                            SIGNATURE

          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned company has duly caused this application and declaration to be signed on its

behalf by the undersigned thereunto duly authorized.



                              TUC HOLDING COMPANY


                              By:  /s/ H. Jarrell Gibbs
                                  Name:  H. Jarrell Gibbs
                                  Title: President


Date:  December 2, 1996